UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INTERMET CORPORATION
(Exact name of registrant as specified in its charter)

GEORGIA (State or other jurisdiction of incorporation or organization)	58-1563873 (IRS Employer Identification No.)

5445 Corporate Drive, Suite 200, Troy, Michigan (Address of principal executive offices)	48098-2683 (Zip code)

INTERMET Corporation Executive Stock Option and Incentive Award Plan
(Full Title of the Plan)

Alan J. Miller
General Counsel and Vice President
5445 Corporate Drive, Suite 200
Troy, Michigan 48098-2683
(Name and Address of Agent for Service)

(248) 952-2500
(Telephone number, including area code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Each Class		Proposed Maximum	Proposed Maximum
of Securities to be	Amount to be	Offering Price per	Aggregate Offering	Amount of
Registered	Registered (1)	Unit (2)	Price (2)	Registration Fee

Common Stock, $0.10 par value	1,500,000	$5.875	$8,812,500	$2,326.50

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated pursuant to Rule 457(c) solely for the purposes of calculating the amount of registration fee, based upon the average of the high and low prices reported on the Nasdaq National Market on July 11, 2000.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended. These documents and the documents incorporated by reference into this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents are incorporated by reference into this registration statement:

•	INTERMET’s annual report on Form 10-K for the year ended December 31, 1999, which was filed with the Securities and Exchange Commission on March 30, 2000.

•	The description of INTERMET’s common stock, which is contained in INTERMET’s registration of securities on Form 8-A/A No. 1, effective July 11, 2000, filed pursuant to the Securities Exchange Act of 1934, file number 0-13787.

•	All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities

Not applicable

Item 5. Interests of Named Experts and Counsel

Alan J. Miller, a vice president, general counsel & secretary of INTERMET, who has opined on the legality of the shares offered hereby, is eligible for participation in the plan.

Item 6. Indemnification of Directors and Officers

As permitted under Georgia law, INTERMET’s Amended and Restated Articles of Incorporation provide that a director shall not be personally liable to INTERMET or its shareholders for monetary damages for breach of duty of care or any other duty owed to INTERMET as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, or any business opportunity of INTERMET, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

Article VII of the Bylaws of INTERMET authorizes indemnification of INTERMET’s officers and directors for any liability and expense incurred by them in connection with or resulting from any threatened, pending or completed legal action or other proceeding or investigation by reason of his being or having been an officer or director. An officer or director may only be indemnified if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of INTERMET, and, with respect to a criminal matter, he did not have reasonable cause to believe that his conduct was unlawful. No officer or director who has been adjudged liable for negligence or misconduct in the performance of his corporate duties is entitled to indemnification, unless and except to the extent that the court reaching such a determination of liability, in view of all the relevant circumstances, shall also determine that despite such liability such person is fairly and reasonably entitled to indemnification.

Any officer or director who has been wholly successful on the merits or otherwise in an action or proceeding in his official capacity is entitled to indemnification by INTERMET as of right. All other determinations in respect of indemnification shall be made by either: (i) a majority vote of a quorum of disinterested directors; (ii) independent legal counsel selected in accordance with the Bylaws; or (iii) the holders of a majority of INTERMET’s stock who at such time are entitled to vote for the election of directors.

In the event any payments are made to an officer or director by way of indemnity, other than by court order, action of the shareholders or by an insurance carrier, INTERMET must notify its shareholders of such payment and all relevant details in a timely manner and in no event later than 15 months after the date of such payment.

The provisions of INTERMET’s bylaws on indemnification are consistent in all material respects with the laws of the State of Georgia, which authorize indemnification of corporate officers and directors.

INTERMET’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 7. Exemption from Registration Claimed

None

Item 8. Exhibits

Exhibit Number	Description of Exhibit

5	Opinion of Counsel Regarding Legality.

23.1	Consent of Independent Auditors.

23.2	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney is included on the signature pages of this registration statement.

Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range maybe reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

	(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)		The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Troy, state of Michigan.

INTERMET Corporation

By:	/s/ John Doddridge

John Doddridge

Chairman of the Board of Directors and Chief

Executive Officer

Date:	April 19, 2000

Each person whose signature appears below constitutes and appoints John Doddridge and Ronald C. Ryninger Jr., or either of them, as attorney-in-fact, with power of substitution in each, for him or her in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Dated

/s/ John Doddridge	Chairman of the Board of Directors and Chief	April 19, 2000
Executive Officer (Principal Executive Officer)

John Doddridge

/s/ John P. Crecine	Director	April 21, 2000

John P. Crecine

/s/ Norman F. Ehlers	Director	April 18, 2000

Norman F. Ehlers

/s/ John R. Horne	Director	April 25, 2000

John R. Horne

/s/ Thomas H. Jeffs II	Director	April 19, 2000

Thomas H. Jeffs II

/s/ Harold C. McKenzie, Jr.	Director	April 19, 2000

Harold C. McKenzie, Jr.

Signature	Capacity	Dated

/s/ Byron O. Pond, Jr.	Director	April 21, 2000

Byron O. Pond, Jr.

/s/ John H. Reed	Director	April 19, 2000

John H. Reed

/s/ Pamela E. Rodgers	Director	April 18, 2000

Pamela E. Rodgers

/s/ E.R. Autry, Jr.	Vice President — Finance (Principal Financial Officer)	May 10, 2000

E.R. Autry, Jr.

/s/ Ronald C. Ryninger Jr.	Controller (Principal Accounting Officer)	April 12, 2000

Ronald C. Ryninger Jr.

Exhibits Index

Exhibit Number	Description of Exhibit

5	Opinion of Counsel Regarding Legality.

23.1	Consent of Independent Auditors.

23.2	Consent of Counsel (included in Exhibit 5).

24	Power of Attorney is included on the signature pages of this registration statement.